Exhibit 99.1





                                  Press Release
                                  July 15, 2002


Indian River Banking Company
For Immediate Release
Contact:  Andy Beindorf (772) 563-2329

Indian River Banking Company announced the financial results for the second quarter ending June 30, 2002. Second quarter after tax earnings were approximately $1.390 million compared to $627 thousand for the second quarter of 2001, an increase of 122 %. Earnings for the second quarter of 2001 were negatively impacted by an after tax charge of $357,000 relating to a severance package paid to a former officer of the Company. Earnings for the first six months ending June 30, 2002 were $ 2.845 million compared to $1.372 million for 2001, an increase of 107 %. Net income for the six months ended June 30, 2002 included $470,000 in after-tax gains on the sale of investment securities. Gains from the sale of investment securities during the six months ended June 30, 2001 were not material. Earnings per share was $.71 , as compared to $.32 in the second quarter of 2001, and earnings per share for the first six months of 2002 were $1.46 , as compared to $.71 in 2001.

The total assets of Indian River National Bank, a subsidiary of Indian River Banking Company were $421 million as of June 30, 2002, compared to $379 million as of June 30, 2001, an increase of 11%. The company's total shareholders equity at June 30, 2002 was approximately $30.8 million compared to $25.4 million as of June 30, 2001. Andy Beindorf, President and Chief Executive Officer, indicated that Indian River National Bank's increase in earnings is attributed to growing its relationship deposit accounts, an increase in the bank's net interest margin, and strong cost controls. Also, Mr. Beindorf stated Indian River National Bank anticipates opening its eighth branch, the fourth in Brevard County, at the intersection of Sarno and Wickham Road during the fourth quarter of 2002.

For further information, you may access our website at www.irnb.com.